Exhibit 4(e)

                              CERTIFICATE OF TRUST

                                       OF

                                  PSO CAPITAL I


          THIS CERTIFICATE OF TRUST of PSO Capital I (the "Trust"), dated January 29, 1997, is being duly executed and filed by the undersigned, as trustees, to form a business trust under the Delaware Business Trust Act (12 Del. C. ss. 3801 et seq.).

          1. Name. The name of the business trust being formed hereby is PSO Capital I.

          2. Delaware Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware are The Bank of New York (Delaware), 23 White Clay Center, Newark, New Castle County, Delaware 19711.

          3. Counterparts. This Certificate of Trust may be executed in one or more counterparts, all of which together constitute one and the same instrument.

          4. Effective Date. This Certificate of Trust shall be effective as of its filing.

          IN WITNESS WHEREOF, the undersigned, being the trustees of the Trust, have executed this Certificate of Trust as of the date first above written.

                              THE BANK OF NEW YORK,
                              as Trustee


                              By:     /S/  REMO J. REALE
                              Name:   Remo J. Reale
                                   Title:  Assistant Vice President


                              THE BANK OF NEW YORK (DELAWARE)
                              as Trustee


                              By:      /S/ JOSEPH G. ERNST_
                                   Name:   Joseph G. Ernst
                                   Title:  Assistant Vice President


                               /S/  WENDY G. HARGUS
                              Wendy G. Hargus, not in her
                              individual capacity but solely
                              as Trustee